UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 18, 2009 (September 16, 2009)

Build-A-Bear Workshop, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32320	43-1883836
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1954 Innerbelt Business Center Drive St. Louis, Missouri	63114
(Address of Principal Executive Offices)	(Zip Code)

(314) 423-8000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 16, 2009, the Compensation Committee of the Board of Directors of Build-A-Bear Workshop, Inc. (the “Company”) adjusted the compensation of Eric Fencl, Chief Bearrister, General Counsel and International Franchising, by increasing his annual salary to $285,000; awarding him a bonus of $100,000, 75% of which will be paid in October 2009 and the remainder paid in March 2010; and awarding him 54,825 shares of restricted stock under the Build-A-Bear Workshop, Inc. 2004 Stock Incentive Plan (the “2004 Plan”), which will not vest until September 16, 2012. In connection with the grant of restricted stock, Mr. Fencl and the Company entered into a Restricted Stock Agreement. Pursuant to the terms of the Restricted Stock Agreement and the 2004 Plan, vesting of the award is accelerated upon a change of control or, in certain circumstances, upon the holder’s death. Furthermore, Mr. Fencl is entitled to voting and dividend rights upon the date of grant of the award.

In addition, the Company agreed that in the event the cash bonus payable to Mr. Fencl pursuant to the 2009 Bonus Plan adopted under the 2004 Plan for 2009 Company performance was less than $49,875, it would pay him an additional bonus equal to the difference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUILD-A-BEAR WORKSHOP, INC.

Date: September 18, 2009	By:	/s/ Tina Klocke
	Name:	Tina Klocke
	Title:	Chief Operations and Financial Bear, Secretary and Treasurer (Principal Financial Officer)

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